SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, DC 20549

                                 FORM 8-K

                              CURRENT REPORT

       Pursuant to Section 13 or 15(d) of the Securities Exchange Act


                     Date of Report: December 27, 2004
                     (Date of Earliest Event Reported)



                         SPINDLETOP OIL & GAS CO.
          (Exact name of registrant as specified in its charter)


              Texas                     0-18774               75-2063001
(State or other jurisdiction of (Commission File No.) (IRS Employer or ID #) incorporation or organization)


                          331 Melrose, Suite 102
                         Richardson, Texas  75080
                 (Address of principal executive offices)


                              (972) 644-2581
           (Registrant's telephone number, including area code)



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions


____ Written communications pursuant to rule 425 under the Securities Act (17 CFR 230.425)

____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))







Section 2 - Financial Information

Item 2.01.  Completion of Acquisition or Disposition of Assets

On December 27, 2004, Spindletop Oil & Gas Co. ("the Company") entered into an "Assignment of Contract" as Assignee, with Giant Energy Corp as "Assignor" whereby the Company acquired the rights of the Assignor in the Assignor's Contract dated September 30, 2004 between the Assignor as Purchaser, and Jose Montemayor, Receiver for Colonial Casualty Insurance Company as Seller. The Contract is a customary real estate purchase contract. On the same date, the Company closed such contract and acquired a small office building. The property acquired is a two story multi-tenant, garden office building with a sub-grade parking garage. The 20 year old building contains approximately 46,286 rentable square feet and sits on a 1.4919 acre block of land situated in far north Dallas, Texas in close proximity to hotels, restaurants and shopping areas with easy access to Interstate Highway 635 (LBJ Freeway). The Company intends to occupy approximately 8,668 square feet of the building as its primary office headquarters, and to lease the remaining space in the building to non-related third party commercial tenants at prevailing market rates.

The office building and associated land was acquired for a purchase price of $2,038,000. The principal followed in determining the purchase price was an arms length negotiation between a willing buyer and a willing seller. The purchase price was funded with $238,000 of the Company's cash, and a loan from JPMorgan Chase Bank NA in the amount of $1,800,000.

Giant Energy Corp. is a Texas corporation owned 100% by Chris G. Mazzini, the President and Chairman of the Board of Directors of Spindletop Oil and Gas Company, and a majority owner of the stock of the Company.




Item 2.03.  Creation of a Direct Financial Obligation

On December 27, 2004, the Company as the borrower entered into a Business Loan Agreement ("the Loan") with JPMorgan Chase Bank, NA ("the Lender") in the amount of $1,800,000.00, the proceeds to be used in the acquisition of the office building and related property described in Section 2, Item 2.01 above.

Terms of the Loan require repayment in 180 monthly payments consisting of $10,000 principal plus all accrued unpaid interest due at the end of each payment date. The Loan has a variable annual interest rate based upon an index which is the Treasury Securities Rate for a term of seven years plus 2.20%. The interest rate is subject to change on the first day of each seven year anniversary after the date of the note based on the Index then in effect. As of the date of the Loan, the annual interest rate was 6.05%.

The Loan may be prepaid in whole or in part, subject to a prepayment penalty if paid in full more than six calendar months prior to its maturity date. In such an event, the prepayment premium will be equal to the prepaid principal multiplied by 1.0%, further multiplied by the number of full years plus one for any additional part of a year between the prepayment date and the earlier of (i) the next scheduled rate change date, or (ii) the maturity date. In no event will the prepayment percentage exceed 5% of the prepaid principal.

The Loan is secured by the building and related property. In addition, the Loan has been guaranteed by Giant Energy Corp. and by Chris G. Mazzini and Michelle H. Mazzini, related parties. Giant Energy Corp. owns approximately 78.8553% of the outstanding common stock of the Borrower. Mr. Mazzini owns 100% of the common stock of Giant Energy Corp., and approximately 0.5167% of the Borrower's common stock individually.



Section 9 - Financial Information

Item 9.01.  Financial Statements and Exhibits


Financial statement of the business acquired along with any required proforma financial information and exhibits if any are not currently available, and will be filed not later than 71 calendar days after the date of the filing of this report.







































                                Signatures


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned thereunto duly authorized.


                                             SPINDLETOP OIL & GAS CO.
                                                  (Registrant)


Date:  December 31, 2004                     By: /s/ Chris G. Mazzini
                                                     Chris G. Mazzini
                                                     President, Principal
                                                     Executive Officer



Date:  December 31, 2004                     By: /s/ Robert E. Corbin
                                                     Robert E. Corbin
                                                     Controller, Principal
                                                     Financial Officer